Exhibit 99.1

bebe stores, inc.
Announces Third Quarter 2015 Financial Results

Third quarter comparable store sales from continuing operations increased 1.2%
Third quarter gross margin rate improved 290 basis points
Third quarter loss from continuing operations was $10.9 million or $0.14 per share

BRISBANE, CA. - May 7, 2015 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 4, 2015.

Jim Wiggett, Chief Executive Officer said, “Our third quarter results reflect continued progress in our turnaround with the third consecutive quarter of comparable store sales growth despite significantly fewer promotions and a meaningful reduction in marketing spend. To a lesser degree, we believe that the port delays and prolonged cold weather also created pressure on our sales. Our efforts to enhance our merchandise assortment combined with a more disciplined approach to inventory management and improved product flow enabled us to achieve higher full price sell-through which in turn benefited our gross margin rate. In addition, we made advances in our outlet and international expansion efforts which contributed to our overall growth in the third quarter. Looking ahead, we are highly encouraged by the progress we have made on our strategic initiatives and see growth opportunity through increased store productivity, further development of our ecommerce strategy, the transition of our outlet stores and the expansion of our international business.”

For the third quarter of fiscal 2015:

Net sales from continuing operations increased 4.1% to $92.7 million, as compared to $89.0 million in the third quarter of fiscal 2014. Comparable store sales from continuing operations for the quarter ended April 4, 2015, increased 1.2%. Growth in the third quarter was primarily driven by a higher Average Unit Retail in the bebe and outlet businesses, international expansion and the benefit from a shift in the date of Easter.

Gross margin from continuing operations as a percentage of net sales improved to 30.4% compared to 27.5% in the third quarter of fiscal 2014. The increase in margin primarily reflected fewer markdowns and promotions during the quarter.

SG&A expenses from continuing operations were $39.0 million, or 42.1% of net sales, compared to $47.4 million or 53.2% of net sales for the same period in the prior year. SG&A expenses decreased as the result of store closures as well as cost cutting initiatives in the areas of compensation, marketing and repairs and maintenance. In addition, the prior year SG&A expenses included impairment and store closure charges of $2.9 million.

Net loss from continuing operations for the third quarter of fiscal 2015 were $10.9 million, or $0.14 per share, based on 79.6 million shares outstanding, compared to a net loss of $22.8 million, or $0.29 per share, based on 79.3 million shares outstanding for the same period of the prior year. Included in loss from continuing operations for the third quarter of fiscal 2014 were $3.4 million costs outlined in the GAAP to non GAAP table provided in this earnings release.

Including a loss from discontinued operations of $0.4 million, net loss for the third quarter of fiscal 2015 was $11.2 million, representing $0.14 loss per share. Loss from discontinued operations during the third quarter of both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the third quarter of fiscal 2015, the loss in the discontinued operations is primarily related to additional lease termination costs based on landlord negotiations. We expect future costs to be minimal.

During the quarter ended April 4, 2015, the Company opened two bebe stores and closed nine bebe stores and one outlet store.

For the fiscal nine months ended April 4, 2015:
Net sales for the nine months ended April 4, 2015, were $323.7 million, an increase of 0.7% from $321.5 million for the first nine months ended April 5, 2014. Comparable store sales for the first nine months ended April 4, 2015 increased 3.7% compared to a decrease of 3.5% for the same period in fiscal 2014.

Net loss from continuing operations for the fiscal nine months ended April 4, 2015, was $19.9 million, or $0.25 per share, compared to net loss of $35.0 million, or $0.44 per share, in the same prior year period. Included in loss from continuing operations for the first nine months of fiscal 2015 were $1.5 million of costs including severance expense, cyber breach related costs and store impairment and closure charges. Excluding the impact of these charges, net loss from continuing operations was $18.4 million or $0.24 per share, for the first nine months of fiscal 2015 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $2.5 million, net loss for the first nine months of fiscal 2015 was $22.4 million, or $0.28 per share. Including loss from discontinued operations of $3.9 million, net loss was $38.9 million, or $0.49 per share, for the first nine months of fiscal 2014. Loss from discontinued operations for both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the first nine months of fiscal 2015, the loss in the discontinued operations was primarily related to additional lease termination costs based on landlord negotiations.

Balance sheet summary:

Cash and investments at April 4, 2015, were $76.9 million. The decrease in cash and investments from the second quarter of fiscal 2015 was primarily due to the cash used in operations coupled with the timing of working capital, including payments for inventory as well as lease settlement payments made for discontinued operations.

As of April 4, 2015, average finished goods inventory per square foot increased approximately 17.4% compared to the prior year. The increase in inventory was primarily driven by the shift in floor set planning for the calendar year 2015, which resulted in accelerated receipt, coupled with a cost per unit increase for made for outlet products.

Capital expenditures for the fiscal year to date were $14.5 million, and depreciation expense was $12.2 million from continuing operations.

Fourth quarter and fiscal 2015 guidance:

For the fourth quarter of fiscal 2015, the Company expects comparable store sales to increase in the low to mid-single digit positive range. Gross margin is expected to be higher than the prior year due to the increased effort in margin optimization and fewer planned promotional activities. The Company expects net loss per share to be in the low single digit range. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus a close to 0% effective tax rate.

Finished goods inventory per square foot at the end of the fourth quarter of fiscal 2015 is anticipated to increase in the mid-teens range compared to the fourth quarter of fiscal 2014. The expected increase in inventory is primarily due to a shift in floor set planning for the calendar year 2015, resulting from accelerated receipts, coupled with a cost per unit increase associated with made for outlet products.

Total capital expenditures for the year are anticipated to be approximately $18 million for new stores, remodels and information technology systems.

The Board of Directors has approved the suspension of the Company’s dividend payment in order to provide additional funding to operate the business and accelerate the pace of the turnaround. The suspension will be effective immediately; therefore there will be no dividend payment in the fourth quarter of fiscal 2015.

For the fourth quarter of fiscal year 2015, the Company plans to open three bebe stores and one outlet store, and to close up to four more bebe and outlet stores, which will result in an approximately 3% decrease in total store square footage as compared to the end of fiscal 2014.

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. third quarter fiscal 2015 earnings release call will be available May 7, 2015 at https://event.webcasts.com/starthere.jsp?ei=1061596. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Jim Wiggett, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 65122717. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT and bbsp brand names. bebe currently operates 166 bebe retail stores including the on-line store bebe.com, and 35 bebe outlet stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 20 countries.

Contact:

bebe stores, inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	April 4, 2015	April 5, 2015

Assets

Cash and equivalents	$51,865	$115,940
Available for sale securities	19,681	11,504
Inventories, net	32,589	31,919
Total current assets	121,190	178,414
Available for sale securities	5,343	11,506
Property and equipment, net	93,924	96,146
Total assets	225,176	292,101

Liabilities and Shareholders' Equity

Total current liabilities	$43,959	$41,752
Total liabilities	69,110	72,773
Total shareholders' equity	156,066	219,328
Total liabilities and shareholders' equity	225,176	292,101

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended (number of weeks)				For the Nine Months Ended (number of weeks)
	April 4,		April 5,		April 4,		April 5,
	2015 (13)%		2014 (13)%		2015 (39)%		2014 (39)%

Net sales	$92,668	100.0	$89,019	100.0	$323,738	100.0	$321,548	100.0
Cost of sales, including production and occupancy	64,481	69.6	64,519	72.5	214,873	66.4	215,426	67.0

Gross margin	28,187	30.4	24,500	27.5	108,865	33.6	106,122	33.0
Selling, general and administrative expenses	39,047	42.1	47,365	53.2	128,991	39.8	141,703	44.1

Operating income (loss)	(10,860)	(11.7)	(22,865)	(25.7)	(20,126)	(6.2)	(35,581)	(11.1)
Interest and other income, net	43	—	18	—	478	0.1	262	0.1

Income (loss) before tax	(10,817)	(11.7)	(22,847)	(25.7)	(19,648)	(6.1)	(35,319)	(11.0)
Income tax provision (benefit)	75	0.1	(93)	(0.1)	250	0.1	(298)	(0.1)

Income (loss) from continuing operations	(10,892)	(11.8)	(22,754)	(25.6)	(19,898)	(6.1)	(35,021)	(10.9)

Loss from discontinued operations, net of tax	(354)	(0.4)	(1,522)	(1.7)	(2,548)	(0.8)	(3,874)	(1.2)

Net Income (loss)	$(11,246)	(12.1)	$(24,276)	(27.3)	$(22,446)	(6.9)	$(38,895)	(12.1)

Basic loss per share amounts:
Loss from continuing operations	$(0.14)		$(0.29)		$(0.25)		$(0.44)
Loss from discontinued operations	—		(0.02)		0.03		(0.05)
Net Loss	$(0.14)		$(0.31)		$(0.28)		$(0.49)

Diluted loss per share amounts:
Loss from continuing operations	$(0.14)		$(0.29)		$(0.25)		$(0.44)
Loss from discontinued operations	—		(0.02)		(0.03)		(0.05)
Net Loss	$(0.14)		$(0.31)		$(0.28)		$(0.49)

Basic weighted average shares outstanding	79,630		79,303		79,607		79,159
Diluted weighted average shares outstanding	79,630		79,303		79,607		79,159

Number of stores open at beginning of period	211		214		207		222
Number of stores opened during period	2		—		8		1
Number of stores closed during period	10		6		12		15
Number of stores open at end of period	203		208		203		208

Number of stores expanded/relocated during period	1		1		5		1

Total square footage at end of period (000's)	796		826		796		826

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com. The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Three Months Ended April 4, 2015			For the Three Months Ended April 5, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(10.9)	$(10.9)	$(0.14)	$(22.9)	$(22.8)	$(0.29)

Charges, net of income tax where applicable

Store impairment and closure related costs	—	—	—	2.9	2.9	0.05
Costs related to severance, recruiting and retention	—	—	—	0.1	0.1	—
Costs related to security breach	—	—	—	—	—	—
Settlement and consulting related expense, net	—	—	—	0.4	0.4	—
	—	—	—	3.4	3.4	0.05

Non-GAAP financial measure	$(10.9)	$(10.9)	$(0.14)	$(19.5)	$(19.4)	$(0.24)

	For the Nine Months Ended April 4, 2015			For the Nine Months Ended April 5, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Income (Loss)	Income (Loss)	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(20.1)	$(19.9)	$(0.25)	$(35.6)	$(35.0)	$(0.44)

Charges, net of income tax where applicable

Store impairment and closure related costs	0.5	0.5	—	2.5	2.5	0.03
Costs related to severance, recruiting and retention	0.5	0.5	—	0.1	0.1	—
Costs related to security breach	0.5	0.5	0.01	—	—	—
Settlement and consulting related expense, net	—	—	—	(0.1)	(0.1)	—
	1.5	1.5	0.01	2.5	2.5	0.03

Non-GAAP financial measure	$(18.6)	$(18.4)	$(0.24)	$(33.1)	$(32.5)	$(0.41)